Exhibit 99.1

Global Industries, Ltd.

For Immediate Release
PRESS RELEASE	Contact: Jeff Miller
090409.09	Tel: +1.281.529.7250

GLOBAL INDUSTRIES ANNOUNCES RETIREMENT
OF CHIEF FINANCIAL OFFICER
CARLYSS, LOUISIANA (September 4, 2009) — Global Industries, Ltd. (Nasdaq: GLBL) (“Global”) announced today that Jeffrey B. Levos will step down from his position as Senior Vice President and Chief Financial Officer in mid-November after concluding third-quarter financial reporting activities, including filing the Company’s 10Q. Mr. Levos will then remain employed with the Company for a period to ensure an orderly transition of his responsibilities. Mr. Levos joined the Company in May 2008 after fourteen years with Cooper Industries and the Coastal Corporation. Upon leaving Global, Mr. Levos plans to retire and to pursue personal interests.
“During his time with Global, Jeff made significant contributions to our efforts to improve the quality of our financial reporting and cash flow management,” said Chairman and Chief Executive Officer John Clerico. “We appreciate his efforts and while we regret to see him leave, we certainly appreciate Jeff’s desire to spend more time with his family.”
Global Industries, Ltd. is a leading solutions provider of offshore construction, engineering, project management and support services including pipeline construction, platform installation and removal, deepwater/SURF installations, IRM, and diving to the oil and gas industry worldwide. The Company’s shares are traded on the NASDAQ Global Select Market under the symbol “GLBL”.
This press release may contain forward-looking information based on current information and expectations of the Company that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially are industry conditions, prices of crude oil and natural gas, the Company’s ability to obtain and the timing of new projects, and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual outcomes could vary materially from those indicated.
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